Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports, dated March 3, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Veritex Holdings, Inc. on Form 10-K for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Dallas, Texas
July 21, 2025